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

                                                                                                         Exhibit 12 (a)

                                    GENERAL ELECTRIC CAPITAL CORPORATION
                                        AND CONSOLIDATED AFFILIATES

                            Computation of Ratio of Earnings to Fixed Charges

                                                                       Years ended December 31
                                                   -----------------------------------------------------------------
 (In millions)                                         2001         2000          1999         1998         1997
                                                   ------------- ------------ ------------- ------------ -----------
  Net earnings ....................................$    5,902    $    4,289   $    4,208    $    3,374   $    2,729
  Provision for income taxes ......................     1,734         1,555        1,553         1,185          997
  Minority interest ...............................        84            86           68            49           40
                                                   ------------- ------------ ------------- ------------ -----------
  Earnings before income taxes and minority
   interest .......................................     7,720         5,930        5,829         4,608        3,766
                                                   ------------- ------------ ------------- ------------ -----------
  Fixed charges:
   Interest .......................................    10,261        10,763        9,183         8,772        7,440
   One-third of rentals ...........................       324           381          345           289          240
                                                   ------------- ------------ ------------- ------------ -----------
  Total fixed charges .............................    10,585        11,144        9,528         9,061        7,680
                                                   ------------- ------------ ------------- ------------ -----------
  Less interest capitalized, net of amortization ..       (88)         (121)         (87)          (88)         (52)
                                                   ------------- ------------ ------------- ------------ -----------
  Earnings before income taxes and minority
   interest plus fixed charges ....................$   18,217    $   16,953   $   15,270    $   13,581    $  11,394
                                                   ============= ============ ============= ============ ===========
  Ratio of earnings to fixed charges ..............      1.72          1.52         1.60          1.50         1.48
                                                   ============= ============ ============= ============ ===========

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